Invesco Advisers, Inc.
PO Box 4333
Houston, TX 77210-4333
11 Greenway Plaza, Suite 2500
Houston, TX 77046-1173
713 626 1919
www.invesco.com
June 11, 2010
Board of Trustees
AIM Investment Funds (Invesco Investment Funds) (the “Trust”)
11 Greenway Plaza, Suite 100
Houston, Texas 77046-1173

Re:	Initial Capital Investment in New Portfolio of the Trust
Ladies and Gentlemen:
We are purchasing shares of the Invesco Emerging Market Local Currency Debt Fund (the “Fund”), a new portfolio of the Trust, for the purpose of providing initial investment for the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.
We hereby agree to purchase shares equal to the following dollar amount for the Fund:

FUND AND CLASS	AMOUNT	PURCHASE DATE
Initial investment as sole shareholder

Inveso Emerging Market Local Currency Debt Fund –
Class A	$10.00	June 11, 2010
Class B	$10.00	June 11, 2010
Class C	$10.00	June 11, 2010
Class R	$10.00	June 11, 2010
Class Y	$10.00	June 11, 2010
Institutional Class	$10.00	June 11, 2010

FUND AND CLASS	AMOUNT	DATE
Initial investment for the purpose of commencing operations

Invesco Emerging Market Local Currency Debt Fund –
Class A	$10,000.00	June 15, 2010
Class B	$10,000.00	June 15, 2010
Class C	$10,000.00	June 15, 2010
Class R	$10,000.00	June 15, 2010
Class Y	$10,000.00	June 15, 2010
Institutional Class	$10,000.00	June 15, 2010

June 11, 2010

We understand that the initial net asset value per share for each portfolio named above will be $10.00.
We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.
We further agree to provide the Trust with at least three business day’s advance written notice of any intended redemption and agree that we will work with the Trust with respect to the amount of such redemption so as not to place a burden on the Trust and to facilitate normal portfolio management of the Fund.
Sincerely yours,
INVESCO ADVISERS, INC.

/s/ John M. Zerr
John M. Zerr
Senior Vice President

cc:	Mark Gregson Mike Hanna